Exhibit 99.1

Oasis Petroleum Inc. Announces Select Operational Results and Preliminary Financial Results for 2012 and

its 2013 Outlook

Houston, Texas — January 31, 2013 — Oasis Petroleum Inc. (NYSE: OAS) (“Oasis” or the “Company”) today announced 2012 operational results and estimated net proved reserves, updated its 2012 financial outlook, and provided its 2013 outlook.

Achievements in 2012 include:

•	Increased average daily production to 22,469 barrels of oil equivalent per day (“Boepd”) in 2012, up from 10,724 Boepd in 2011 for an increase of 110%.

•	Completed and placed on production 117 gross (93.3 net) operated wells during 2012, including 31 gross (25.4 net) operated wells in the fourth quarter of 2012.

•

Increased total estimated net proved oil and natural gas reserves at December 31, 2012 to 143.3 million barrels of oil equivalent (“MMBoe”), an 82% increase over year-end 2011 estimated net proved reserves. Approximately 89% of estimated net proved reserves at year-end 2012 consisted of oil and 49% were classified as developed.

•

Continued to high-grade and grow the Company’s leasehold position to 335,383 total net acres in the Williston Basin, primarily targeting the Bakken and Three Forks (“TFS”) formations. The Company increased its operated drill blocks by 37 through acreage additions and trades during 2012. In addition, Oasis has 264,595 net acres held-by-production as of December 31, 2012.

•	Successfully launched and utilized Oasis Well Services (“OWS”), the Company’s internal frac service provider on its operated wells.

•	Reduced well costs by 16% from $10.5 million in the first half of 2012 to $8.8 million as of year-end 2012, while maintaining similar estimated ultimate recoveries (“EURs”) on wells.

•

Ended the year with $239 million of cash, cash equivalents, and short-term investments and had total liquidity of $987 million, including the Company’s revolving credit facility ($750 million borrowing base).

“We more than doubled production for the second straight year, growing 2012 production to 22,469 barrels of oil equivalent per day,” said Thomas B. Nusz, Oasis’ Chairman and Chief Executive Officer. “The team made significant strides during 2012, laying a firm foundation for continued growth into 2013. We were able to attract the human resources, both in upstream and in OWS, who are a key strength that drives the success of Oasis. As we transition into full pad development during 2013, we believe we have the right team in place to plan and execute successfully, especially given the complexities associated with this type of activity.”

Highlights of 2013 Plan:

•	Increasing average daily production to a range of 30,000 to 34,000 Boepd in 2013.

•	$1,020 million total capital expenditure (“CapEx”) budget including $897 million for drilling and completion CapEx.

•	Completing approximately 128 gross (92.5 net) operated and 10.9 net non-operated wells.

•	Further testing and delineating of the TFS, including lower TFS benches, across Oasis’ acreage position.

•	Performing numerous infill density tests, including testing the equivalent of 6 wells per formation in a single spacing unit.

•	Drilling approximately 60-70% of its wells on pads.

•

Improving capital efficiency without reducing EURs from wells. Oasis expects to spend approximately $110 million less on drilling and completion CapEx in 2013 compared to 2012 while completing a similar number of net wells year-over-year.

Operational Results for Bakken and TFS

Oasis completed and brought on production 117 gross (93.3 net) operated wells in the Williston Basin in 2012, including 31 gross (25.4 net) operated wells during the fourth quarter of 2012. The following table describes the Company’s producing wells by project area in the Williston Basin as of December 31, 2012:

	Bakken / Three Forks Wells
	West Williston		East Nesson		Sanish		Total Williston Basin
Producing wells	Gross	Net	Gross	Net	Gross	Net	Gross	Net
Producing on or before 12/31/11:
Operated	73	59.2	41.0	32.7	0	0.0	114	91.9
Non-Operated	37	2.6	51	4.4	174	13.1	262	20.1

Total Producing wells	110	61.8	92	37.1	174	13.1	376	112.0
Producing on or before 9/30/12:
Operated	138	110.3	62.0	51.6	0	0.0	200	161.9
Non-Operated	48	4.0	58	4.8	236	18.4	342	27.2

Total Producing wells	186	114.3	120	56.4	236	18.4	542	189.1
Production started in Q4 2012:
Operated	18	14.2	12	10.1	0	0.0	30	24.3
Non-Operated	0	0.3	13	1.0	21	1.5	34	2.8

Total Producing wells	18	14.5	25	11.1	21	1.5	64	27.1
Producing wells on or before 12/31/12:(1)
Operated	156	124.5	74	61.7	0	0.0	230	186.2
Non-Operated	48	4.3	71	5.8	257	19.9	376	30.0

Total Producing wells	204	128.8	145	67.5	257	19.9	606	216.2

(1)	Total producing wells on 12/31/12 has been adjusted for the Rebne well (1 gross and 1.0 net) in St. Croix that is in the process of being shut-in.

As of December 31, 2012, the Company had 21 gross operated wells awaiting completion and 11 gross operated wells in the process of drilling. Two of the Company’s nine rigs were each drilling two wells on pads on December 31, 2012.

Preliminary Fiscal Year 2012 Results

Oasis is providing preliminary unaudited financial results for fiscal year 2012. Oasis has prepared the summary preliminary data below based on the most current information available to management. Its normal closing and financial reporting processes with respect to the preliminary financial data have not been fully completed. As a result, its actual financial results could be different from this preliminary financial data, and any differences could be material.

Average daily production by project area is listed in the following table:

	Average Daily Production for the Quarter Ended (Boepd)
	Dec 31, 2012	Sep 30, 2012	Change	% Change
West Williston	18,492	16,605	1,887	11.4%
East Nesson	6,410	5,336	1,074	20.1%
Sanish	2,654	2,316	338	14.6%

Total	27,556	24,257	3,299	13.6%

Average daily production in the fourth quarter and full year for oil and gas is included in the following table:

	Average Daily Production for Period
	4Q 12	FY 12	4Q 11	FY 11
Oil (Bopd)	25,009	20,581	14,402	10,226
Natural Gas (MMcf)	15.3	11.3	5.0	3.0
Total (Boepd)	27,556	22,469	15,243	10,724

“At the end of 2012, Oasis had approximately 90% of its wells connected to natural gas infrastructure,” added Taylor Reid, Oasis’ Executive Vice President and Chief Operating Officer. “Additionally, we had approximately 60% of our gross operated oil volumes in our third party oil gathering system, which provides access to numerous rail and pipeline delivery points. Because of the flexibility that this system provides, we were able to shift volumes from approximately 50% rail and 50% pipeline earlier this year to approximately 80% rail and 20% pipeline in the fourth quarter of 2012. With the shift, we delivered our best oil differentials to date during the quarter at less than 2.5% versus WTI.”

The following table provides the Company’s estimates for oil prices and differentials and natural gas prices for the fourth quarter of 2012 and for the full year 2012:

Expected Prices and Oil Differentials
Metric	4Q 12	FY 12
WTI (NYMEX)	$88.21	$93.39
Realized price for oil	$86.00—$86.90	$85.00—$85.25
Oil differential	1.5—2.5%	8.7—9.0%
Natural gas ($ per mcf)	$6.10—$6.40	$6.45—$6.55

The following table provides Oasis’ preliminary estimates for fiscal year 2012 expenses:

FY 2012
Metric	August Guidance	Updated Guidance
LOE ($/Boe)	$5.75 - $7.00	$6.65 - $6.75
Marketing, transportation, and gathering ($/Boe) (1)	$1.00 - $1.50	$1.00 - $1.10
G&A ($ in millions)	$55 - $62	$56.9 - $57.8
Production taxes (% of E&P Revenue)	9.5% - 10.5%	9.35% - 9.45%

(1)	Excludes bulk purchase of oil of $1.4 million in the first quarter of 2012 and the effect of non-cash market valuation adjustments on pipeline imbalances.

Oasis is estimating CapEx related to drilling and completion activities to total between $1,005 million and $1,015 million for 2012. The Company expects total CapEx for the full year 2012 to be between $1,145 million and $1,155 million. The incremental spending above the Company’s August 2012 target was primarily due to increased working interests in operated wells and drilling and completion activity that exceeded the plan. The Company completed an additional 7.1 net operated and non-operated wells in 2012 compared to its plan. On an operated basis, Oasis completed 5 more gross operated wells than budgeted in 2012, due to the Company’s decision to utilize available frac capacity in early December 2012, when the Williston Basin was experiencing seasonally mild weather. CapEx reductions associated with OWS, which are included in the CapEx numbers above, are expected to range between $17 and $18 million during 2012, which exceeded the Company’s expectations.

As of December 31, 2012, the Company had cash, cash equivalents, and short-term investments of $239 million. As of December 31, 2012, Oasis had no borrowings under its revolving credit facility ($750 million borrowing base), although it had $2.2 million of letters of credit that reduces the borrowing capacity of the revolving credit facility. Overall, Oasis has liquidity of approximately $987 million.

Leasehold Position and Drilling Locations

Oasis built its leasehold position in its West Williston, East Nesson and Sanish project areas primarily through acquisitions and development activities. As of December 31, 2012, the Company had 335,383 net acres in the Williston Basin. The following table presents net acreage as of December 31, 2012 and 2011:

	Dec 31, 2012	Dec 31, 2011	Change	% Change
West Williston	208,062	201,265	6,797	3%
East Nesson	118,943	97,756	21,187	22%
Sanish	8,378	8,409	(31)	0%

Total	335,383	307,430	27,953	9%

“The land team, working closely with our asset management team, has done an extraordinary job high-grading and adding to our core acreage position in the Williston Basin,” said Mr. Reid. “We now have approximately 305,000 net acres that we believe are core based on prospectivity for the Middle Bakken, and we include about 110,000 (36% of core net acres) of those net acres in our primary inventory for the TFS. Additionally, our significant investment in drilling activities has enabled Oasis to increase its acreage that is held by production to approximately 264,595 as of year-end 2012.”

Based on results to date and the delineation of the Bakken formation throughout much of its acreage, Oasis believes it has 1,632 gross (730.9 net) remaining primary drilling locations. This drilling inventory is based on the assumption that there are 280 substantially delineated and economically viable operated spacing units across the Company’s acreage position. Identified gross and net drilling locations are based on primarily 1,280 acre spacing units. For the primary inventory, each spacing unit assumes three Bakken wells (excluding wells previously drilled) and in certain areas where the Company has conclusive historical production data, such as in Indian Hills and in parts of South Cottonwood, each spacing unit assumes four Bakken and three TFS wells (excluding wells previously drilled). Additionally, the Company assumes the operators’ identified plan for development in the Sanish project area.

In addition to its primary drilling locations, the Company believes it has additional remaining potential drilling locations including a fourth Bakken well and up to four TFS wells per spacing unit in certain areas.

The following table presents remaining drilling locations for each project area as of December 31, 2012:

	Remaining Primary Drilling Locations		Remaining Potential Drilling Locations		Remaining Drilling Locations
	Gross	Net	Gross	Net	Gross	Net
West Williston	834	394.4	1,159	582.4	1,993	976.8
East Nesson	644	326.8	354	213.7	998	540.5
Sanish	154	9.7	26	5.3	180	15.0

Total	1,632	730.9	1,539	801.4	3,171	1,532.3

Estimated Net Proved Reserves

Oasis’ estimated net proved oil and natural gas reserves at December 31, 2012 were 143.3 MMBoe, a 82% increase over year-end 2011 estimated net proved reserves, and consisted of 128.1 million barrels (“MMBbls”) of oil and 91.5 billion cubic feet (“Bcf”) of natural gas utilizing an average WTI oil price of $94.68 per barrel and an average natural gas price of $2.75 per MMBtu. These prices were adjusted by lease for quality, transportation fees, geographical differentials, marketing bonuses or deductions and other factors affecting the price received at the wellhead. At year-end 2012, 89% of the Company’s estimated net reserves consisted of oil.

The table below summarizes the Company’s estimated net proved reserves and related PV-10 at December 31, 2012 and 2011 for each project area. The reserve estimates at December 31, 2012 and 2011 presented in the table below are based on reports prepared by DeGolyer and MacNaughton, independent reserve engineers. In preparing its reports, DeGolyer and MacNaughton evaluated properties representing all of the Company’s PV-10 at December 31, 2012 and 2011 under the current SEC rules. The information in the following table does not give any effect to or reflect Oasis’ commodity hedges.

	December 31, 2012		December 31, 2011
	Proved Reserves (MMBoe)	PV-10 (in millions) (1)	Proved Reserves (MMBoe)	PV-10 (in millions) (1)
West Williston	94.6	$2,066.6	51.6	$1,242.6
East Nesson	41.4	975.6	21.1	479.1
Sanish	7.3	202.1	6	182.0

Total	143.3	$3,244.3	78.7	$1,903.7

(1)	PV-10 is a non-GAAP financial measure and generally differs from Standardized Measure, the most directly comparable GAAP financial measure, because it does not include the effect of income taxes on discounted future net cash flows. Average WTI oil price was $94.68 per barrel in 2012 and $96.23 per barrel in 2011.

Estimated net proved developed reserves increased from 35.8 MMBoe at year-end 2011 to 70.0 MMBoe at year-end 2012. The PV-10 of the Company’s estimated net proved developed reserves increased from $1,149 million at year-end 2011 to $2,188 million at year-end 2012.

At December 31, 2012, Oasis had approximately 73.3MMBoe of estimated net proved undeveloped reserves as compared to 42.9 MMBoe at December 31, 2011. All of the Company’s estimated net proved undeveloped reserves at December 31, 2012 are expected to be developed within the next five years.

The following table summarizes the changes in Oasis’ estimated net proved reserves during 2012:

MMboe
As of December 31, 2011	78.7
Revision of previous estimates	(2.0)
Extensions, discoveries and other additions	73.9
Sales of reserves in place	0.0
Purchases of reserves in place	1.0
Production	(8.2)

As of December 31, 2012	143.3

Total estimated proved developed reserves	70.0
Percent proved developed	49%

Outlook for 2013

The Company’s 2013 CapEx budget totals $1,020 million, which consists of $996 million for Exploration and Production (“E&P”) CapEx and $24 million for other CapEx, including OWS and non-E&P capital.

E&P CapEx primarily consists of:

•	$897 million of drilling and completion CapEx for operated and non-operated wells (including expected savings from services provided by OWS);

•	$43 million for constructing infrastructure to support production in Oasis’ core project areas, primarily related to salt water disposal systems;

•	$25 million for maintaining and expanding the Company’s leasehold position;

•	$21 million for facilities and other miscellaneous CapEx; and

•	$10 million for micro-seismic work, purchase of seismic data and other test work.

Other CapEx consists of the following:

•	$14 million for OWS; and

•	$10 million for non-E&P capital, including items such as administrative capital, and capitalized interest.

The Company expects the wells completed by area in 2013 to be:

Wells Completed by Area	Gross Operated	Net Operated	Net Non- operated	Total Net Wells
West Williston	75	55.3	2.9	58.2
East Nesson	53	37.2	2.3	39.5
Sanish	—	—	5.8	5.8

Total	128	92.5	10.9	103.4

The following table provides Oasis’ forward-looking guidance for 2013:

Metric	2013 Ranges
Production (Boepd)
Full Year	30,000 - 34,000
1Q 13	27,000 - 29,000

Full Year Financial Metrics
LOE ($/Boe)	$5.75 - $7.00
Marketing, transportation, and gathering ($/Boe) (1)	$1.25 - $1.60
G&A ($ in millions)	$75 - $85
Production taxes (% of E&P Revenue)	9.5% - 11.0%

(1)	Excludes the effect of non-cash market valuation adjustments on inventory imbalances.

“Oasis is looking forward to another year of outstanding production growth combined with improving capital efficiency,” said Mr. Nusz. “Average well costs in our budget are expected to be approximately $8.5 to $8.7 million, and the team is continuing their work to drive well costs down even further. We expect to complete a similar number of net wells in 2013 as we did in 2012, with savings of approximately $110 million in drilling and completion CapEx. Production growth in the first half of the year is expected to moderate due to winter weather conditions, spring break-up, and infill operations. As we have seen in past years, production growth will be weighted towards the back half of the year.”

Oasis is expecting to continue expansion of its pad development operations in 2013 as it expects to develop 60-70% of its wells on pads. Pad development is anticipated to help drive down costs through efficiencies, less required equipment and manpower, and lower facilities costs. In addition, the use of pads is expected to decrease the overall impact to the environment and to the land owners in the Williston Basin.

As Oasis moves to pad operations, the Company expects to utilize a four Bakken and three TFS well pattern in certain spacing units in Indian Hills and South Cottonwood. Throughout the year, Oasis expects to further test infill density across the Company’s acreage position and, in some cases, test down to 400 feet spacing, which could equate to a six wells per formation per 1280 acre spacing unit. Additionally, Oasis is expecting to evaluate the TFS through high resolution core work throughout its acreage position in 2013. In addition to the one well core in Indian Hills in 2012, Oasis is planning to drill six well pilots which will include cores and high resolution logs to evaluate all benches of the TFS formation. This core work, combined with continued infill density tests across the Company’s acreage position, is expected to provide Oasis valuable information as it continues to evolve its full development plan to achieve the highest economics.

Hedging Activity

The Company expects to continue to layer in additional commodity derivatives during 2013 to protect funding for its drilling program and a portion of its existing production volumes. As of January 30, 2013, the Company had the following outstanding commodity derivative contracts, all of which settle monthly:

		Weighted Average Prices ($/ Bbl)
Type	Remaining Term	Sub-Floor	Floor	Cap	Swaps	BOPD	Total Barrels
2013
Partial Year
Put Spread (No Ceiling)	6 Months (Jan-Jun)	$65.00	$95.00			500	90,500
Full Year
Swaps	12 Months (Jan-Dec)				$94.55	4,000	1,460,000
Two-Way Collar	12 Months (Jan-Dec)		$86.82	$97.75		5,500	2,007,500
Three-Way Collar	12 Months (Jan-Dec)	$65.92	$92.45	$111.45		6,130	2,237,450
Put Spread (No Ceiling)	12 Months (Jan-Dec)	$71.03	$91.03			4,870	1,777,550

Total 2013 Hedges (Weighted Average)		$68.11	$90.22	$104.97			7,573,000

Implied total volume hedged (BOPD) for 2013							20,748
2014
Full Year
Swaps	12 Months (Jan-Dec)				$92.15	1,000	365,000
Three-Way Collar	12 Months (Jan-Dec)	$70.67	$90.67	$105.81		7,500	2,737,500

Total 2014 Hedges (Weighted Average)		$70.67	$90.67	$105.81			3,102,500

Implied total volume hedged (BOPD) for 2014							8,500

Upcoming Conferences

February 5, 2013	Credit Suisse Energy Summit 2013 – Vail, CO
February 27, 2013	UBS SMID Cap One-on-One Symposium – Boston, MA
February 27, 2013	J.P.Morgan Global High Yield & Leveraged Finance Conference – Miami, FL
March 1, 2013	Simmons & Company 13th Annual Energy Conference—Las Vegas, NV
March 5, 2013	Raymond James’ 34th Annual Institutional Investors Conference – Orlando, FL

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including the Company’s drilling program, production, derivatives activities, capital expenditure levels and other guidance included in this press release. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include changes in oil and natural gas prices, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as the Company’s ability to access them, the proximity to and capacity of transportation facilities, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting the Company’s business and other important factors that could cause actual results to differ materially from those projected as described in the Company’s reports filed with the SEC.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

About Oasis Petroleum Inc.

Oasis is an independent exploration and production company focused on the acquisition and development of unconventional oil and natural gas resources, primarily operating in the Williston Basin. For more information, please visit the Company’s website at www.oasispetroleum.com.

Contact:

Oasis Petroleum Inc.

Richard Robuck, (281) 404-9600